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                          December 15, 2020

       Fawad Maqbool
       President and Chief Executive Officer
       AmpliTech Group, Inc.
       620 Johnson Avenue
       Bohemia, NY 11716

                                                        Re: AmpliTech Group,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed December 10,
2020
                                                            File No. 333-251260

       Dear Mr. Maqbool:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing